TRACTOR SUPPLY COMPANY REPORTS SECOND QUARTER 2009 RESULTS
~ Second Quarter Earnings per Share Increase 30.4% to $1.50 vs. $1.15 ~
~ Second Quarter Sales Increase 5.4% ~

Brentwood, Tennessee, July 22, 2009 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced financial results for its second fiscal quarter ended June 27, 2009.

Second Quarter Results
The Company’s sales for the second quarter of 2009 increased 5.4% to $946.5 million from $898.3 million in the prior year’s second quarter. Same-store sales decreased 2.7% compared with a same-store sales increase of 3.4% in the prior year’s second quarter. This same-store sales decline was primarily driven by softness in sales of seasonal big ticket and discretionary merchandise, partially offset by continued strong results in core consumable categories, including animal and pet-related products. Additionally, same-store sales were negatively impacted this quarter by approximately 100 basis points due to one less selling day related to the Easter holiday.

Gross margin increased 10.5% to $302.2 million, or 31.9% of sales, compared to $273.5 million, or 30.4% of sales, in the prior year’s second quarter. The improvement in gross margin percentage resulted primarily from lower fuel costs and a decrease in the LIFO charge.

Selling, general and administrative expenses, including depreciation and amortization, increased 5.7% to $213.9 million, or 22.6% of sales, compared to $202.4 million, or 22.5% of sales, in the prior year’s second quarter. The slight increase as a percent to sales was primarily attributable to lower than anticipated sales and was substantially offset by reduced marketing costs due to the elimination of television advertising spending.

The Company’s effective income tax rate decreased to 37.8% compared to 38.6% in the prior year’s second quarter, largely due to certain federal tax credits and the estimated favorable impact of other permanent tax differences on the revised full year taxable income.

Net income for the quarter was $54.8 million, or $1.50 per diluted share, compared to $43.4 million, or $1.15 per diluted share, in the prior year’s second quarter.

The Company opened 13 new stores in the quarter compared to 23 new store openings in the prior year’s second quarter.

Jim Wright, Chairman and Chief Executive Officer, stated, “We are pleased with our success in driving strong operating performance, which allowed us to achieve higher than expected net income during the quarter. As we previously reported, our team is highly focused on expanding gross profit net of advertising expense through our refined marketing program and other cost management initiatives. We have also managed our inventory levels very well to support demand while maintaining optimal in-stock positions.”

First Half Results
For the first six months of 2009, net sales increased 8.3% to $1.60 billion. Same-store sales were flat compared to a decrease of 0.7% in the first half of 2008. Gross margin increased 12.1% to $503.2 million, or 31.5% of sales, compared to $449.0 million, or 30.5% of sales, in the first six months of 2008.

Selling, general and administrative expenses, including depreciation and amortization, increased 8.9% to $413.8 million, or 25.9% of sales, compared to $379.9 million, or 25.8% of sales, for the first six months of 2008.

Net income for the first six months of 2009 was $55.2 million, or $1.51 per diluted share, compared to net income of $41.3 million, or $1.09 per diluted share, for the first six months of 2008.

During the first six months of 2009, the Company opened 41 new stores, closed one store and relocated one store, compared to 50 new store openings and no relocations or closures during the first six months of 2008.

Company Outlook
As reported in the Company’s recent business update release, for fiscal 2009, the Company anticipates net sales to range from $3.15 billion to $3.25 billion, same-store sales to range from approximately flat to a decrease of 2.0%, and net income to range from $2.78 to $2.92 per diluted share.

Mr. Wright concluded, “Our operational responsiveness and ability to execute in the first half of the year demonstrates that we have adjusted our plans appropriately to deliver a solid performance in the current macroeconomic environment. Although we expect soft consumer spending patterns will persist, we believe we are well-positioned for the upcoming seasonal transition. Throughout the year, we will remain focused on merchandise that supports our customers’ everyday lifestyle, efficient marketing that communicates a compelling value proposition and excellent execution of our retail strategy to ensure that our stores remain a destination.”

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today to discuss the quarterly results. The call will be simultaneously broadcast over the Internet on the Company’s homepage at TractorSupply.com and can be accessed under the link “Investor Relations.” The webcast will be archived shortly after the conference call concludes through July 29, 2009.

About Tractor Supply Company
As of June 27, 2009, Tractor Supply Company operated 895 stores in 44 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, pet and animal products, including items necessary for their health, care, growth and containment; (2) maintenance products for agricultural and rural use; (3) hardware and tool products; (4) seasonal products, including lawn and garden power equipment; (5) truck and towing products; and (6) work/recreational clothing and footwear for the entire family.

Forward Looking Statements:

As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding estimated results of operations in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include general economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the mix of goods sold, purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the continued availability of favorable credit sources, capital market conditions in general, failure to open new stores in the manner currently contemplated, the impact of new stores on our business, competition, weather conditions, the seasonal nature of our business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims in the ordinary course of business, potential legal proceedings, management of our information systems, effective tax rate changes and results of examination by taxing authorities, and the ability to maintain an effective system of internal control over financial reporting. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)

Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	SECOND QUARTER ENDED				SIX MONTHS ENDED
	June 27, 2009		June 28, 2008		June 27, 2009		June 28, 2008
		% of		% of		% of		% of
		Sales		Sales		Sales		Sales

Net sales	$946,504	100.0%	$898,327	100.0%	$1,596,675	100.0%	$1,474,535	100.0%
Cost of merchandise sold	644,306	68.1	624,818	69.6	1,093,441	68.5	1,025,510	69.5

Gross margin	302,198	31.9	273,509	30.4	503,234	31.5	449,025	30.5
Selling, general and administrative expenses	197,769	20.9	187,343	20.8	381,419	23.9	350,528	23.8
Depreciation and amortization	16,135	1.7	15,008	1.7	32,336	2.0	29,380	2.0

Income from operations	88,294	9.3	71,158	7.9	89,479	5.6	69,117	4.7
Interest expense, net	264	—	573	0.1	678	—	1,796	0.1

Income before income taxes	88,030	9.3	70,585	7.8	88,801	5.6	67,321	4.6
Income tax expense	33,266	3.5	27,233	3.0	33,567	2.1	25,973	1.8

Net income	54,764	5.8%	43,352	4.8%	55,234	3.5%	41,348	2.8%

Net income per share:
Basic	$1.53		$1.17		$1.54		$1.11

Diluted	$1.50		$1.15		$1.51		$1.09

Weighted average shares outstanding (000’s):
Basic	35,884		37,193		35,918		37,354
Diluted	36,514		37,806		36,533		37,978

Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 27,	June 28,
	2009	2008 *
ASSETS
Current assets:
Cash and cash equivalents	$91,845	$62,702
Inventories	644,925	675,961
Prepaid expenses and other current assets	32,499	39,214
Deferred income taxes	7,101	238

Total current assets	776,370	778,115
Property and equipment, net	363,895	357,151
Goodwill	10,258	10,258
Deferred income taxes	15,895	17,665
Other assets	5,093	6,012

TOTAL ASSETS	$1,171,511	$1,169,201

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$294,776	$394,014
Accrued expenses	109,535	101,310
Current portion of capital lease obligations	476	629
Income taxes currently payable	32,673	25,520

Total current liabilities	437,460	521,473
Revolving credit loan	—	—
Capital lease obligations	1,599	2,093
Straight line rent liability	42,212	34,619
Other long-term liabilities	25,827	23,844

Total liabilities	507,098	582,029

Stockholders’ equity:
Common stock	328	326
Additional paid-in capital	176,953	159,613
Treasury stock	(213,775)	(177,858)
Retained earnings	700,907	605,091

Total stockholders’ equity	664,413	587,172

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,171,511	$1,169,201

* Cash and cash equivalents and prepaid expenses and other current assets have been reclassified to conform to the current period presentation.

Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	SIX MONTHS ENDED
	June 27,	June 28,
	2009	2008 *
Cash flows from operating activities:
Net income	$55,234	$41,348
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,336	29,380
Loss (gain) on sale of property and equipment	106	(89)
Stock compensation expense	6,126	6,151
Deferred income taxes	(7,593)	(934)
Change in assets and liabilities:
Inventories	(41,490)	(39,973)
Prepaid expenses and other current assets	9,409	3,259
Accounts payable	7,948	135,668
Accrued expenses	(3,930)	(14,291)
Income taxes currently payable	32,673	20,458
Other	5,636	3,076

Net cash provided by operating activities	96,455	184,053

Cash flows from investing activities:
Capital expenditures	(34,144)	(53,467)
Proceeds from sale of property and equipment	6	234

Net cash used in investing activities	(34,138)	(53,233)

Cash flows from financing activities:
Borrowings under revolving credit agreement	274,033	329,868
Repayments under revolving credit agreement	(274,033)	(384,868)
Tax benefit of stock options exercised	999	211
Principal payments under capital lease obligations	(272)	(476)
Repurchase of common stock	(9,860)	(27,809)
Net proceeds from issuance of common stock	1,672	1,776

Net cash used in financing activities	(7,461)	(81,298)

Net increase in cash and equivalents	54,856	49,522
Cash and cash equivalents at beginning of period	36,989	13,180

Cash and cash equivalents at end of period	$91,845	$62,702

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$645	$2,555
Income taxes	5,745	6,177
* Reclassified to conform to the current period presentation.

Selected Financial and Operating Information

	SECOND QUARTER		SIX MONTHS
	ENDED		ENDED
	June 27,	June 28,	June 27,	June 28,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Sales Information:

Same-store sales increase (decrease)	(2.7)%	3.4%	0.0%	(0.7)%
Non-comp sales (% of total sales)	7.7%	8.7%	7.7%	9.1%
Average transaction value	$45.04	$48.14	$42.93	$44.89
Comp average transaction value increase (decrease)	(7.0)%	1.6%	(5.0)%	0.0%
Comp average transaction count increase (decrease)	4.6%	1.7%	5.1%	(0.7)%
Store Count Information:

Beginning of period	882	791	855	764
New stores opened	13	23	41	50
Stores closed	—	—	(1)	—

End of period	895	814	895	814

Relocated stores	—	—	1	—
Pre-opening costs (000’s)	$1,472	$2,556	$4,372	$4,935
LIFO charge (000’s) (a)	3,703	8,996	6,537	11,942
Balance Sheet Information:

Average inventory per store (000’s) (b)	$775.9	$834.7	$775.9	$834.7
Inventory turns (annualized)	3.32	3.26	2.90	2.77
Financed inventory (b)	53.4%	55.4%	53.4%	55.4%
Treasury shares:
Shares purchased (000’s)	21	738	302	815
Cost (000’s)	$742	$24,958	$9,860	$27,809
(a) 2009 LIFO charge is based on a projected annual provision of $13.1 million for fiscal 2009.
(b) Assumes average inventory cost, excluding inventory in transit.

Supplemental LIFO Information
(Unaudited)
(in thousands, except per share amounts)

	Second Quarter Ended		Six Months Ended
	June 27,	June 28,	June 27,	June 28,
	2009	2008	2009	2008
LIFO provision, pre tax	$3,703	$8,996	$6,537	$11,942
Net income	$54,764	$43,352	$55,234	$41,348
LIFO provision, net of tax	2,304	5,525	4,066	7,335

Net income without LIFO	$57,068	$48,877	$59,300	$48,683

Earnings Per Diluted Share:
Net income	$1.50	$1.15	$1.51	$1.09
LIFO provision, net of tax	0.06	0.14	0.11	0.19

Net income without LIFO	$1.56	$1.29	$1.62	$1.28

The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation above, provides meaningful information and therefore we use it to supplement our GAAP guidance. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the above reconciliations and to provide an additional measure of performance.